UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: December 8, 2005
Assurant, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31978	39-1126612

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Chase Manhattan Plaza, 41st Floor New York, New York	10005

(Address of Principal Executive Offices)	(Zip Code)
     Registrant’s telephone number, including area code: (212) 859-7000
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into and Amendment of Material Definitive Agreements
SIGNATURE

Item 1.01 Entry Into and Amendment of Material Definitive Agreements
     On December 8, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Assurant, Inc. (the “Company”) established incentive award targets and annual base salaries for fiscal year 2006 and authorized an amendment to and extension of the Change in Control Severance Agreements for the named executive officers.
     The Committee established target long-term awards under the Assurant Long Term Incentive Plan (“ALTIP”) and target short-term incentive awards under the Executive Management Incentive Plan (the “Plan”) for the named executive officers for fiscal year 2006. The target awards are expressed as a percentage of base salary for various performance levels. Actual long-term and short-term awards payable (if any) will vary depending on the extent to which actual performance meets, exceeds, or falls short of applicable performance criteria. The performance criteria for fiscal year 2006 have not yet been set and will be determined by the Committee at a subsequent meeting.
     For the short-term incentive awards, performance against the criteria is generally measured on a five-point scale, as follows:

Level of Performance	Bonus Value
Distinguished Commendable Competent Adequate Provisional	2.0 x target bonus 1.5 x target bonus 1.0 x target bonus 0.5 x target bonus 0.0 x target bonus
As provided in the Plan, the Compensation Committee may exercise discretion to increase or reduce the amount payable, regardless of the achievement of performance criteria.
     The annual long-term awards under the ALTIP will consist (i) 25% of restricted stock, which will vest one-third each year on the anniversary of the date of grant, and (ii) 75% of stock appreciation rights, which will vest as of December 31, 2008. All stock appreciation rights awarded will be settled in shares of the Company’s common stock, net of basic taxes. The Company may settle fractional shares in cash.
     On December 8, 2005, the Compensation Committee also approved the 2006 annual base salaries for Assurant’s named executive officers. The following table sets forth the annual base salary and target long-term and short-term incentive awards for each named executive officer in 2006:

			2006 Target
			Short-Term	2006 Target ALTIP
			Incentive Award	Award
Name	Position	2006 Base Salary	(% of Base Salary)	(% of Base Salary)
J. Kerry Clayton	CEO, Assurant, Inc.	$890,970	110%	200%

Robert B. Pollock	President & COO, Assurant, Inc.	$765,000	100%	140%

P. Bruce Camacho	Executive Vice President & CFO, Assurant, Inc.	$612,000	100%	110%

			2006 Target
			Short-Term	2006 Target ALTIP
			Incentive Award	Award
Name	Position	2006 Base Salary	(% of Base Salary)	(% of Base Salary)
Lesley G. Silvester	Executive Vice President, Assurant, Inc.	$471,000	85%	115%

Donald Hamm	Executive Vice President, Assurant, Inc. and President & CEO, Assurant Health	$459,000	75%	100%
     On December 8, 2005, the Committee authorized the Company to amend (as described below) and extend the term (through December 31, 2006) of its existing Change in Control Severance Agreements (“CIC Agreements”) with several officers, including the named executive officers, effective as of January 1, 2006.
     The CIC Agreements generally provide that if a change in control (as defined) occurs with respect to Assurant, Inc. for certain employees, and with respect to the business segment for which an employee works for others, then a two-year trigger period begins. If the employee’s employment is terminated by the Company without cause or if the employee resigns for good reason (each as defined) during such two-year period, the employee is entitled to certain cash severance payments and continuation of medical and other welfare benefits for a period of 18 months following the termination of employment at the rate charged active employees.
     The amount of cash severance benefits payable to an employee is equal to a multiple (ranging from 1 to 3 depending on the agreement) times the sum of the employee’s annual base salary and target annual bonus. The multiple for each of the Company’s named executive officers, who are listed above, is 3. The cash severance for all employees is payable in a lump sum after employee’s employment is terminated.
     In addition, an employee is entitled to the cash severance and continuation of welfare benefits if a change of control occurs and the employee’s employment was terminated by the Company without cause (or the employee resigned for good reason) within one year prior to the change in control, in each case in anticipation of the change of control (as defined). In this case, the cash severance will be paid in a lump sum after the date on which the change of control occurs, and the Company will reimburse the employee for the cost of obtaining continued welfare benefits between the date of termination and the date of the change of control.
     The agreements also provide additional rights including, but not limited to, outplacement services, legal fee reimbursement and reimbursement for any excise tax imposed on the employee by section 4999 of the Internal Revenue Code (“Tax Gross-Up”). On December 8, the Committee authorized the Company to amend the Tax Gross-Up provision in each CIC Agreement, effective January 1, 2006, to reduce the amount of the reimbursement to an employee, by up to 5% of the aggregate reimbursement, if such reduction would prevent the application of Section 4999 of the Internal Revenue Code to the CIC Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURANT, INC.
Date: December 13, 2005	By:	/s/ Raj B. Dave
		Name:	Raj B. Dave
		Title:	Vice President and Assistant General Counsel